Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement’”) is made and entered into as of this 1st day of April, 2005 (the “Effective Date”), by and among VIRGIN RIVER CASINO CORPORATION, a Nevada corporation, RBG, LLC, a Nevada limited liability company, and CASABLANCA RESORTS, LLC, a Nevada limited liability company (collectively, the “Company”), and Jonathan Lowenhar (the “Executive”).

RECITALS

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to accept employment with the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the Company and the Executive (each a “Party” and collectively the “Parties”) agree that the foregoing recitals are true and as follows:

AGREEMENT

1. DEFINITIONS: In addition to certain terms defined elsewhere in this Agreement, the following terms shall have the following respective meanings:

1.1       “Affiliate” shall mean any Person who controls, is controlled by, or is under common control with the Company.

1.2       “Annual Incentive Awards” shall have the meaning as provided in the Annual Incentive Plan.

1.3       “Annual Incentive Plan” or “AIP” shall mean the annual incentive plan outlined on Exhibit “A” attached hereto.

1.4       “Annual Review” shall have the meaning as provided in Section 3.1.

1.5       “Base Salary” shall have the meaning as provided in Section 3.1.

1.6       “Board” shall mean Robert R. Black, Sr., General Hal Hornberg, Glenn Teixeira, Alan Hunter and their respective lawful successors elected and/or admitted by all necessary corporate and limited liability company action, as applicable.

1.7       “Buyout Payment” shall have the meaning as provided in Section 7.

1.8       “Cause” shall mean that the Executive:

(a)       has been formally charged with or convicted of any felony, including any crime involving fraud, theft, embezzlement, dishonesty or moral turpitude during the Term;

(b)       has been found unsuitable to hold a gaming license by a Gaming Authority;

(c)       has failed to abide by the Company’s policies and procedures that are reasonably and consistently enforced;

(d)       has engaged in misconduct, failed to follow a reasonable directive, including any reasonable directive given by the Board, or engaged in material inattention to the Company’s business;

(e)       has failed to perform the duties required of the Executive up to the standards established by the Company;

(f)        has materially breached this Agreement; or

(g)       has engaged in acts or omissions that constitute gross negligence or willful misconduct resulting, in either case, in material economic harm to the Company; or

(h)       has engaged in excessive absenteeism.

1.9       “Change in Control” shall be deemed to have occurred if (a) there is a sale or exchange of outstanding stock of any class, as applicable, or membership interest in the Company to a third party, the result of which leaves the Existing Majority Equity Holder with less than 50% of the beneficial ownership in the surviving entity(ies); (b) there is a sale of all or substantially all of the assets of the Company; and/or (c) Robert R. Black, Sr. is no longer the Chief Executive Officer or equivalent of the Company as a going gaming concern. For purposes of Section 1.9(a), “beneficial ownership” shall have the same meaning as defined in Rules 13d-13d-5 under the Securities Exchange Act of 1934, as amended, except that a Person shall be deemed to have “beneficial ownership” of all shares or membership interest that any such Person has the right to acquire, whether such right is immediately exercisable or only after the passage of time.

1.10     “Company Property” shall mean all items and materials that are created, compiled, existing, or received by the Company during the course of the Executive’s employment with the Company, all items and materials provided by the Company to the Executive, or to which the Executive has access, in the course of his employment, including, without limitation, all files, records, documents, drawings, specifications, memoranda, notes, reports, manuals, equipment, computer disks, videotapes, drawings, blueprints, other similar items relating to or emanating from the Company, its Affiliates or their respective customers, whether prepared by the Executive or others, and any and all copies, abstracts and summaries thereof.

1.11     “Competing Business” shall mean any Person engaged in the gaming industry that directly or through an Affiliate conducts its gaming business within the Restricted Area.

1.12     “Confidential Information” shall mean all nonpublic and/or proprietary information respecting the business of the Company or any Affiliate, including, without limitation, its patrons, customer lists, products, programs, projects, promotions, marketing plans and strategies, business plans or practices, business operations, employees, invitees, research and development products or information, intellectual property, software, databases, trademarks, pricing information and accounting and financing data. Confidential Information also shall include information concerning the Company’s or any Affiliate’s customers, such as their identity, address, preferences, playing patterns and ratings or any other information kept by the Company or any Affiliate concerning its customers regardless of whether such information has been reduced to documentary or tangible form. Confidential Information does not include information that is, or becomes, available to the general public unless such availability occurs through an unauthorized act on the part of the Executive.

1.13     “Disability” shall mean a physical or mental incapacity that occurs during the Term that prevents the Executive from performing, with reasonable accommodation, the essential functions of his position with the Company for a minimum period of ninety (90) days. In the Event of Disability, the Executive hereby agrees to submit to medical examinations by a licensed healthcare professional selected by the Company, in its sole discretion, to determine whether a Disability exists. In addition, the Executive may submit to the Company documentation of a Disability, or lack thereof, from a licensed healthcare professional of his choice. Following a determination of a Disability or lack of Disability by the Company’s or the Executive’s licensed healthcare professional, the other Party may submit subsequent documentation relating to the existence of a Disability from a licensed healthcare professional selected by such other Party. In the event that the medical opinions of such licensed healthcare professionals conflict, such licensed healthcare professionals shall appoint a third licensed healthcare professional to examine the Executive, and the opinion of such third licensed healthcare professional shall be dispositive.

1.14     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.15     “Existing Majority Equity Holder” shall mean Robert R. Black, Sr.

1.16     “Gaming Authorities” shall mean the federal, state and local governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or involved in the regulation of gaming or gaming activities in any jurisdiction and, within the State of Nevada, specifically, the Nevada Gaming Commission and the Nevada State Gaming Control Board.

1.17     “Good Reason” shall mean and exist if, without the Executive’s prior written consent, one or more of the following events occurs:

(a)       the Executive is given any title other than Chief Operating Officer or is assigned duties or responsibilities that are inconsistent, in any reasonable respect, with the position of Chief Operating Officer;

(b)       the Executive is required to relocate from, or maintain his principal office outside of, Clark County, Nevada;

(c)       the Executive is excluded from participation in any current employee benefit plan offered to the Chief Financial Officer of the Company (or other similarly-situated executive, if any) or any future incentive plan or program offered to the Chief

Financial Officer of the Company (or other similarly-situated executive, if any), or his benefits under such plans or programs are materially reduced in such a manner that is inconsistent with such employee benefit plan documents; or

(d)       the Company fails to agree to or to actually indemnify the Executive for his actions and/or inactions, as either a director or an officer of the Company, in accordance with Nevada law and specifically NRS Chapter 78 and NRS Chapter 86, as applicable, and/or the Company fails to maintain commercially reasonable levels of directors’ and officers’ liability insurance coverage for the Executive when such insurance is available.

1.18     “Long Term Incentive Awards” shall have the meaning as provided in the Long Term Incentive Plan.

1.19     “Long Term Incentive Plan” or “LTIP” shall mean the long term incentive plan outlined on Exhibit “B” attached hereto.

1.20     “Membership Interest” shall mean the membership interest held by any member of the Company.

1.21     “NRS” shall mean the Nevada Revised Statutes, as amended.

1.22     “Person” shall mean a natural person, any form of business and any other non-governmental legal entity including, but not limited to, a corporation, partnership, trust, or limited liability company.

1.23     “Restricted Area” shall mean that portion of the State of Nevada that is north of the Interstate 15 northernmost exit marked for the Las Vegas Speedway.

1.24     “Restriction Period” shall mean the period expiring at 11:59 p.m. on that date immediately preceding the two (2) year anniversary of the effective date of (a) the termination of this Agreement by the Company for Cause; or (b) the termination of this Agreement by the Executive without Good Reason.

1.25     “Term” shall have the meaning as provided in Section 2.2.

1.26     “Voting Stock” shall mean capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

2.         TERM; POSITION AND RESPONSIBILITIES.

2.1       Employment Accepted. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, for the Term, in the position and with the responsibilities set forth in Section 2.3 and upon such other terms and conditions as are stated in this Agreement.

2.2       Term. This Agreement shall be for a term of four years commencing on the Effective Date and expiring at 11:59 p.m. on that date immediately preceding the four year anniversary of the Effective Date, unless earlier terminated as provided herein (the “Term”).

2.3       Responsibilities. During the Term, the Executive shall be employed as Chief Operating Officer of the Company and shall have such responsibilities as are commensurate with the title of Chief Operating Officer. During the Term, the Executive shall devote his full time and attention to the business and affairs of the Company and shall use commercially reasonable efforts, skills and abilities to promote the Company’s interests. Anything set forth herein to the contrary notwithstanding, the Executive shall not be precluded from engaging in charitable and community affairs and managing his personal investments. The Executive also may serve as a member of the board of directors of other corporations or business entities, subject to the approval of the Board, which approval shall not be unreasonably withheld or delayed.

3.         COMPENSATION.

3.1       Base Salary. During the Term, the Executive shall be entitled to a base salary (the “Base Salary”) payable no less frequently than in equal bi-weekly installments (each, an “Installment”) at an annualized rate of Two Hundred Seventy-Five Thousand Dollars ($275,000.00). During the Term, the Base Salary shall be reviewed annually for increase (but not decrease) by the Board, and any such increase shall be at the sole discretion of the Board. In conducting such annual review (the “Annual Review”), the Board shall take into account any change in the Executive’s responsibilities, increases in the compensation of other executives of the Company or of any Affiliate (or of any competitors) of either or both), the performance of the Executive and/or any other pertinent factors. If an increase is approved by the Board, then such increased Base Salary shall then constitute the Executive’s “Base Salary” for purposes of this Agreement.

3.2       AIP. The Executive is eligible to participate in the AIP as set forth on Exhibit “A” hereto and incorporated herein by this reference. Payment of Annual Incentive Awards shall be made no later than 180 calendar days after the Company’s fiscal year-end or by such date as the parties may mutually agree.

3.3       LTIP. The Executive is eligible to participate in the LTIP as set forth on Exhibit “B” hereto and incorporated herein by this reference. Payment of Long Term Incentive Awards shall be made no later than calendar 180 days after the Company’s fiscal year-end or by such date as the Parties may mutually agree.

4.         PENSION AND WELFARE BENEFIT PLANS. Beginning on the Effective Date, the Executive shall be entitled to participate in all employee benefit programs and plans, consistent with the terms of such programs and plans, made available to the Company’s executives or salaried employees generally, as such programs may be in effect from time to time.

5.         BUSINESS EXPENSE REIMBURSEMENT AND PERQUISITES.

5.1       Expense Reimbursement. During the Term, and in accordance with applicable company policies, the Executive shall be entitled to receive reimbursement by the Company for all reasonable out-of-pocket expenses incurred by him in performing services under this Agreement and in relation to the Company, subject to providing reasonable documentation of such expenses.

5.2       Perquisites. During the Term, the Executive also shall be entitled to any of the Company’s executive perquisites in accordance with the terms and provisions of the applicable policies, including, without limitation, vacation of four weeks per year during the Term.

6.         TERMINATION OF EMPLOYMENT.

6.1       Termination Due to Death or Disability. The Executive’s employment shall be terminated immediately in the event of his death or Disability. In the event of a termination due to the Executive’s death or Disability, the Executive or his estate, as applicable, shall be entitled, in lieu of any other compensation whatsoever, to the following:

(a)       any non-paid Installment of Base Salary at the rate in effect at the time of his termination through the date of death;

(b)       reimbursement of expenses incurred but not paid prior to such termination of employment;

(c)       such rights to other benefits as may be provided in applicable plans and programs of the Company, according to the terms and provisions of such plans and programs;

(d)       at the Company’s expense, one hundred and eighty (180) days of COBRA coverage for the Executive, the Executive’s spouse and dependents, as applicable, to the fullest extent permitted by law;

(e)       four (4) additional Installments of Base Salary following the date of death or Disability;

(f)        all target compensation associated with the AIP and LTIP calculated pro rata for the portion of the fiscal year prior to the Executive’s death or Disability; and

(g)       all accrued but unpaid bonus prior to the date of the Executive’s death or Disability.

6.2       Termination by the Company for Cause. The Company may terminate the Executive’s employment for Cause at any time during the Term by giving written notice to the Executive of the Company’s intention to terminate his employment for Cause. Such written notice shall describe with reasonable specificity (a) the particular act, acts, or omission that provides the basis of the Company’s termination of the Executive for Cause; and (b) one or more reasonable and acceptable remedy(ies) for such act, acts or omission. Unless the Board, in good faith, reasonably determines that the Executive’s act, acts, or omission is incapable of correction, which may include but is not limited to those acts set forth 1.8(a) and (b) above, the Executive shall be given forty-two (42) calendar days from the receipt of such notice to cure such act, acts, or omission as stated in the notice. During such cure period, the Executive shall be given the reasonable opportunity to meet with the Board and/or the Existing Majority Equity Holder to defend such act, acts, or omission. During such cure period, the Executive shall continue to be paid his Base Salary. If after forty-two (42) calendar days, in the sole discretion of the Board, the Executive is unable to cure such act, acts, or omission that was the written basis for termination by the Company for Cause, then the Executive’s employment with the Company automatically shall be terminated under this Subsection 6.2 for Cause. In the event of a termination for Cause, the Executive shall be entitled, in lieu of any other compensation and benefits whatsoever, to the following:

(a)       any non-paid Installment of Base Salary at the rate in effect at the time of his termination through the date of termination of employment;

(b)       reimbursement of expenses incurred but not paid prior to such termination of employment; and

(c)       such rights to other benefits as may be provided in applicable plans and programs of the Company, according to the terms and conditions of such plans and programs.

Notwithstanding the foregoing, the Company may immediately terminate the Executive for Cause, and there shall be no cure period if the Executive is unable to perform the essential functions of his job for a period of one hundred and twenty (120) consecutive days.

6.3       Termination by the Company Without Cause. Notwithstanding any other provision of this Agreement, the Company may terminate the Executive’s employment without Cause, other than due to death or Disability, at any time during the Term by giving ninety (90) days’ written notice to the Executive. In the event that the Company terminates the Executive’s employment without Cause and subject to Section 7 hereof, the Executive shall be entitled, in lieu of any other compensation and benefits whatsoever, to:

(a)       in addition to any non-paid Installment of Base Salary at the rate in effect at the time of his termination through the date of termination of employment, (i) Five Hundred Thousand Dollars ($500,000.00) if the Company terminates the Executive without Cause at any time prior to the first anniversary of this Agreement; (ii) Four Hundred Thousand Dollars ($400,000.00) if the Company terminates the Executive without Cause at any time subsequent to the first anniversary of this Agreement and prior to the second anniversary of this Agreement; or (iii) Two Hundred Seventy-Five Thousand Dollars ($275,000.00) if the Company terminates the Executive without Cause at any time subsequent to the second anniversary of this Agreement and prior to the expiration of the Term. One Hundred Percent (100%) of the foregoing payment shall be made by the Company to the Executive in a lump sum upon satisfaction of the conditions set forth in Section 8.3;

(b)       any non-paid bonus compensation associated with the AIP that is due and owing to the Executive;

(c)       reimbursement for expenses incurred but not paid prior to such termination of employment;

(d)       such rights to other benefits as may be provided in applicable plans and programs of the Company, according to the terms and conditions of such plans and programs; and

(e)       at the Company’s expense, one hundred and eighty (180) days of COBRA coverage for the Executive, his spouse and dependents, as applicable, to the fullest extent permitted by law.

6.4       Termination by the Executive for Good Reason. The Executive may terminate his employment for Good Reason by giving written notice to the Company of the Executive’s intention to terminate his employment for Good Reason. Such written notice shall describe with reasonable specificity (a) the particular act, acts, or omission that provides the basis for the Executive’s termination for Good Reason; and (b) one or more reasonable and acceptable remedy(ies) for such act, acts or omission. The Company shall be given forty-two (42) calendar days from the receipt of such notice to cure such act, acts, or omission as stated in the foregoing notice. During such cure period, the Company shall be given the reasonable opportunity to meet with the Executive and defend such act, acts, or omission. During such cure period, the Executive shall continue to perform as set forth herein. If after forty-two (42) calendar days, the Company is unable to cure such act, acts, or omission that was the written basis for termination by the Executive for Good Reason the Executive shall terminate his employment with the Company under this Section 6.4. In the event of a termination for Good Reason and subject to Section 7 hereof, the Executive shall be entitled, in lieu of any other compensation and benefits whatsoever, to the following:

(a)       in addition to any non-paid Installment of Base Salary at the rate in effect at the time of his termination through the date of termination of employment, (i) Five Hundred Thousand Dollars ($500,000.00) if the Executive terminates his employment for Good Reason at any time prior to the first anniversary of this Agreement; (ii) Four Hundred Thousand Dollars ($400,000.00) if the Executive terminates his employment for Good Reason at any time subsequent to the first anniversary of this Agreement and prior to the second anniversary of this Agreement; or (iii) Two Hundred Seventy-Five Thousand Dollars ($275,000.00) if the Executive terminates his employment for Good Reason at any time subsequent to the second anniversary of this Agreement and prior to the expiration of the Term. One Hundred Percent (100%) of the foregoing payment shall be made by the Company to the Executive in a lump sum upon satisfaction of the conditions set forth in Section 8.3;

(b)       any non-paid bonus compensation associated with the AIP that is due and owing to the Executive;

(c)       reimbursement for expenses incurred but not paid prior to such termination of employment;

(d)       such rights to other benefits as may be provided in applicable plans and programs of the Company, according to the terms and conditions of such plans and programs; and

(e)       at the Company’s expense, one hundred and eighty (180) days of COBRA coverage for the Executive, his spouse and dependents, as applicable, to the fullest extent permitted by law.

6.5       Termination by the Executive Without Good Reason. The Executive may terminate his employment on his own initiative at any time and for any reason upon thirty (30) days’ prior written notice to the Company. In the event of a termination without Good Reason, the Executive shall be entitled, in lieu of any other compensation and benefits whatsoever, to the following:

(a)       any non-paid Installment of Base Salary at the rate in effect at the time of his termination through the date of termination of employment;

(b)       reimbursement of expenses incurred but not paid prior to such termination of employment; and

(c)       Executive shall be subject to the Restriction Area and the Restricted Period provisions set forth herein in Sections 1.23 and 1.24 respectively.

6.6       Expiration. Upon expiration of the Term, the Executive shall not be entitled to any additional compensation after the expiration thereof, but such termination of employment shall not otherwise affect accrued but unpaid compensation, benefits, bonus, or otherwise provided under this Agreement or pursuant to any Company plan or program.

7.         CHANGE IN CONTROL; BUY-OUT OPTION.

7.1       Buyout Termination. The Company shall give the Executive at least ninety (90) calendar days’ notice of any pending Change in Control. Within thirty (30) calendar days of receiving notice of a pending Change in Control, the Executive shall have the option, in his sole and absolute discretion, to terminate this Agreement by delivering written notice to the Company (“Buy-Out Termination”‘). A Buy-Out Termination pursuant to this Section 7 shall be effective upon the consummation, or closing, of the transaction(s) that will result in the Change in Control.

7.2       Buyout Payment. Upon a Buyout Termination pursuant to this Section 7, the Executive shall be entitled to all accrued but unpaid compensation, benefits, bonus, or otherwise provided under this Agreement or pursuant to any Company plan or program, and, in addition to the foregoing, the Company shall pay the Executive a buyout payment in an amount equal to the greater of (a) Five Hundred Thousand Dollars ($500,000.00); or (b) if applicable, 1% of the sale price of the stock or assets of the Company, as applicable, calculated as follows: 1% of [sale price - (long-term debt + $30,000,000.00)] (the “Buyout Payment”). Unless otherwise provided for in this Agreement, the Executive’s rights upon a Change in Control to benefits under programs, plans and policies of the Company shall be determined according to the terms and conditions of such programs, plans and policies. All other non-compensation terms and conditions of this Agreement shall remain in full force and effect.

8.         CONDITIONS TO PAYMENTS UPON TERMINATION.

8.1       Timing of Payments. Unless otherwise provided herein, any payments to which the Executive shall be entitled pursuant to Sections 6 (excluding Section 6.2) and 7 shall be payable upon the satisfaction of the conditions set forth in Subsection 8.3.

8.2       No Mitigation; No Offset. Notwithstanding any contrary provision contained herein, so long as the Executive’s employment terminates in accordance with Sections 6 and/or 7 of this Agreement, the exclusive remedies available to the Executive shall be the amounts due under Section 6 or 7, which are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty. The Executive shall have no duty to mitigate, and there shall be no offset against amounts due to the Executive on account of any remuneration attributable to any subsequent employment that the Executive may obtain after termination of this Agreement. In the event of a termination of this Agreement, neither Party shall publish in any way or make any negative comment or statement about the other Party or concerning the reasons for such termination. The provisions of this Subsection 8.2 shall survive the expiration or earlier termination of this Agreement.

8.3       General Release. No payments or benefits payable to the Executive upon the termination of his employment pursuant to Section 6 or 7 of this Agreement shall be made to the Executive unless and until he executes a general release substantially in the form attached hereto as Exhibit “C”.

8.4       Compliance with the Agreement. Payments or benefits payable to the Executive upon the termination of his employment pursuant to Sections 6 or 7 of this Agreement shall be made by the Company to the Executive in reliance upon the Executive’s compliance with any material, post-employment obligation contained in this Agreement, including, without limitation, those obligations contained in Sections 10 and 11 of this Agreement.

8.5       Continuing Obligations of the Executive. No act or omission by the Executive in breach of this Agreement, including, without limitation, his failure to execute the general release, shall be deemed to permit the Executive to forego or waive such payments in order to avoid his obligations under Section 10 and 11 of this Agreement.

9.         INDEMNIFICATION. The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (an “Indemnifiable Action”), by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, regardless of whether the basis of such Indemnifiable Action is alleged action in an official capacity as a director, officer, member, employee or agent, he shall be indemnified and held harmless by the Company to the fullest extent permitted by Nevada law and the Company’s by-laws and operating agreements, as applicable, as the same exist or may hereafter be amended (but, in the case of any such amendment to the Company’s by-laws and/or operating agreement(s), only to the extent such amendment permits the Company to provide broader indemnification rights than the Company’s by-laws and/or operating agreement(s) permitted the Company to provide before such amendment), against all expense, liability and loss (including, without limitation, attorneys’ fees, costs, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith.

10.       NON-SOLICITATION AND NON-DISCLOSURE.

10.1     General. The Parties understand and agree that the purpose of the restrictions contained in this Section 10 is to protect the goodwill and other legitimate business interests of the Company, and that the Company would not have entered into this Agreement in the absence of such restrictions. The Executive acknowledges and agrees that the restrictions are reasonable and do not, and will not, unduly impair his ability to make a living after the termination of his employment with the Company.

10.2     Non-Solicitation. In consideration for this Agreement to employ the Executive and the other valuable consideration provided for hereunder, the Executive warrants and covenants that during the Term and/or during the Restriction Period, if applicable, that Executive shall not unless acting on behalf of the Company or on behalf of any Affiliate, directly or indirectly, for himself or any third party, or alone or as a member of a partnership, or as an officer, director, shareholder or otherwise:

(a)       call on, solicit, induce to leave and/or take away, or attempt to call on, solicit, induce to leave and/or take away, any of the customers of the Company, either for Executive’s own account or for any third party;

(b)       call on, solicit and/or take away, any potential or prospective customer of the Company, on whom the Executive called or with whom Executive became acquainted during employment (either before or during the Term), either for Executive’s own account or for any third party; and/or

(c)       approach or solicit any employee or independent contractor of the Company with a view towards enticing such person to leave the employ or service of the Company, or hire or contract with any employee or independent contractor of the Company, without the prior written consent of the Company, such consent to be within the Company’s sole and absolute discretion.

10.3     Non-Compete. In consideration for this Agreement to employ the Executive and the other valuable consideration provided for hereunder, the Executive warrants and covenants that during the Term, Executive shall not accept any position or affiliation with, or render any services to any Competing Business. Further, Executive warrants and covenants that Executive, during the Restriction Period, if applicable, shall not accept any position or affiliation with, or render any services to any Competing Business within the Restricted Area.

10.4     Non-Disclosure. In consideration for this Agreement to employ the Executive and the other valuable consideration provided for hereunder, the Executive warrants and covenants that Executive shall not engage in the following acts:

(a)       make known to any third party the names and addresses of any of the customers of the Company, or any other information pertaining to those customers; and/or

(b)       make known to any third party any Confidential Information.

10.5     Survival. The Executive agrees that the provisions of this Section 10 shall survive the termination of this Agreement by the Company for Cause or by the Executive without Good Reason.

11.       CONFIDENTIAL INFORMATION AND COMPANY PROPERTY.

11.1     Confidential Information. The Executive understands and acknowledges that Confidential Information constitutes a valuable asset of the Company and its Affiliates and may not be converted to the Executive’s own or any third party’s use by the Executive. Accordingly, the Executive hereby agrees that he shall not directly or indirectly, during the Term or any time thereafter, disclose any Confidential Information intentionally to any Person not authorized by the Company to receive such Confidential Information. The Executive further agrees that he shall not directly or indirectly, during the Term or any time thereafter, use or make use of any Confidential Information in connection with any business activity other than that of the Company. The Parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or the Executive’s obligations under any applicable laws regarding trade secrets and unfair trade practices.

11.2     Company Property. All Company Property is and shall remain exclusively the property of the Company. Unless authorized in writing to the contrary, the Executive promptly shall deliver to the Company upon termination or expiration of this Agreement, or at any other time the Company reasonably may so request, all Company Property that the Executive has in his possession.

11.3     Required Disclosure. In the event the Executive is required by law or court order to disclose any Confidential Information or to produce any Company Property, the Executive promptly shall notify the Company of such requirement and provide the Company with a copy of any court order or of any law that requires such disclosure and, if the Company so elects, to the extent permitted by law, give the Company an adequate opportunity, at its own expense, to contest such law or court order prior to any such required disclosure or production by the Executive.

11.4     Survival. The Executive agrees that the provisions of this Section 11 shall survive the termination of this Agreement.

12.       MUTUAL ARBITRATION AGREEMENT. Except for disputes relating to Worker’s Compensation claims of the Executive, any and all disputes that may arise between the Parties, which shall include but are not limited to any employment related claim whether based on statute or common law and/or disputes relating to this Agreement, shall be resolved by arbitration administered by the American Arbitration Association under its National Rules for Resolution of Employment Disputes or other applicable rules or as otherwise mutually agreed to by the Parties. Any arbitration under this paragraph shall take place in Las Vegas, Nevada and shall be governed by the procedural and substantive law of Nevada. However, nothing herein shall preclude or prohibit the Company or the Executive from seeking or obtaining injunctive or other equitable relief.

13.       NOTICES. All notices, demands and requests required or permitted to be given to either Party under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address of which such Party may subsequently give written notice:

If to the Company:	CasaBlanca Resorts
Attn. Mr. Robert R. Black, Sr.
911 North Buffalo, Suite 201 Las Vegas, Nevada 89128

With a copy to:	Black, LoBello & Pitegoff
Attn. Tisha Black-Chernine, Esq.
6885 West Charleston Boulevard Las Vegas, Nevada 89117

If to the Executive:	Mr. Jonathan Lowenhar
9805 Panorama Cliffs Drive Las Vegas, Nevada 89134

With a copy to:	Schreck Brignone
Attn. Elayna Youchah, Esq. Kate C. Lowenhar, Esq. 300 South Fourth Street, Suite 1200 Las Vegas, Nevada 89101

14.       ASSIGNMENT. Executive understands that his employment, or continued employment, is consideration for the Non-Competition, Non-Disclosure and Non-Solicitation Covenants contained herein in Section 10 of this Agreement. Executive also understands and agrees that in consideration of the payment of $100.00, which Executive has received upon execution of this Agreement, the Non-Competition Covenants in Section 10 of this Agreement shall be assignable by Company as set forth herein. Further, it is understood that the Executive may not assign any rights under this Agreement.

15.       BENEFICIARIES/REFERENCES. The Executive shall be entitled to select a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death and may change such election by giving the Company written notice thereof pursuant to this Agreement. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiaries, estate or other legal representative.

16.       SURVIVORSHIP. The respective rights and obligations of the Parties hereunder shall survive the expiration or earlier termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 16 are in addition to the survivorship provisions of any other section of this Agreement.

17.       REPRESENTATIONS AND WARRANTIES OF THE EXECUTIVE. The Executive hereby represents and warrants that he has the full legal capacity to enter into this Agreement and that there is no agreement to which he is a party or beneficiary that would prevent, contravene or otherwise adversely impact the Executive’s ability to comply with the terms and obligations set forth herein.

18.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Executive that there is no agreement to which it is a party or beneficiary that would prevent, contravene or otherwise adversely impact the Company’s ability to comply with the terms and obligations set forth herein. As of the Effective Date, the Company further represents and warrants to the Executive that upon execution of this Agreement, this Agreement shall become a binding obligation of the Company and shall be enforceable against it in accordance with its terms, except as may be limited by laws generally affecting the enforcement of contracts. The Company further represents and warrants that the Company is comprised of two limited liability companies and a corporation, duly organized and incorporated, respectively, validly existing and in good standing under the laws of the State of Nevada and are duly qualified and in good standing in such other jurisdictions wherein the nature of the business transacted by it or them or property owned by it or them makes such qualification necessary. The Company has the valid limited liability company power and corporate power to enter into and perform all of its obligations under this Agreement, and this Agreement has been authorized by all necessary limited liability company action and corporate action.

19.       ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, express or implied, between the Parties with respect hereto. No representations, inducements, promises or agreements that are not set forth herein shall be of any force or effect.

20.       ASSIGNABILITY; BINDING NATURE. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs and assigns; provided, however, that no rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive, other than rights to compensation and benefits hereunder, that may be transferred only by will or operation of law and subject to the limitations of this Agreement; and provided, further, that no rights or obligations of the Company under this Agreement may be assigned or transferred by the Company without the prior written consent of the Executive, to be granted or denied in the Executive’s sole discretion. Notwithstanding the foregoing, the Executive hereby consents to the assignment of this Agreement in its entirety and without amendment to Black Gaming, Inc., a Nevada corporation, or Black Gaming, LLC, a Nevada limited liability company.

21.       AMENDMENT OR WAIVER. No provision in this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by both Parties. No waiver by one Party of any breach by the other Party of any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.

22.       SEVERABILITY. In the event that any provision or portion of this Agreement, except Section 6, Section 7 and Section 10, shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. If Section 6, Section 7 or Section 10 is determined to be invalid or unenforceable for any reason; in whole or in part, either Party may terminate this Agreement without further obligations or duties hereunder.

23.       GOVERNING LAW. To the extent not otherwise expressly stated herein, any and all dispute resolution shall be governed by and construed and interpreted in accordance with the procedural and substantive laws of the State of Nevada without reference to the principles of conflict of laws thereof.

24.       HEADINGS. The headings of the sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

25.       COUNTERPARTS. This Agreement may be executed in counterparts, including facsimile counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement with the same effect as if all Parties had signed the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement and reattached to any other counterpart of this Agreement identical in form hereto but having attached to it one or more additional signature pages.

26.       ACKNOWLEDGEMENT. The Executive represents and acknowledges that he has carefully read this Agreement in its entirety, understands the terms and conditions contained herein, has had the opportunity to review this Agreement with legal counsel of his own choosing and has not relied on any statements made by the Company or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement, and is entering into this Agreement knowingly and voluntarily.

27.       ATTORNEYS’ FEES. In the event an action, claim or suit is brought to enforce the terms of this Agreement or to collect damages claimed as a result of a breach of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and all other expenses reasonably associated with the enforcement of this Agreement.

28.       GAMING INVESTIGATION. In the event the Executive is required to apply for and obtain any license, permit, approval, authorization, registration, finding of suitability, or otherwise from any Gaming Authority necessary for the conduct of the Executive’s business on behalf of the Company (collectively, the “Approvals”), then the Company shall pay all costs and expenses of any nature whatsoever, including reasonable attorneys’ fees, in connection with such Approvals, including, without limitation, any costs and expenses of any nature whatsoever associated with the investigation of the Executive by any Gaming Authority.

29.       TOLLING. In the event Executive breaches any of the covenants contained herein and Company seeks compliance with those covenants by judicial proceedings, the time periods during which Executive is restricted by said covenants shall be extended by the time during which the Executive is found by a court of competent jurisdiction to have been in breach of said covenants.

30.       LIMITATION OF RESTRICTIONS. It is the intention of the parties hereto that the potential restrictions on Executive’s future employment and communications imposed by sections 10 and 11 of this Agreement be reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any of the provisions of sections 10 and 11 unreasonable in duration or geographic scope or otherwise, the parties agree that the restrictions and prohibitions contained therein shall be reduced or limited so as to be effective to the fullest extent allowable under applicable law.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

“COMPANY” Virgin River Casino Corporation, a Nevada corporation

/s/ Robert “Randy” Black, Sr.
By: Robert “Randy” Black, Sr. Its: President

RBG, LLC, a Nevada limited liability company

/s/ Robert “Randy” Black, Sr.
By: Robert “Randy” Black, Sr. Its: Managing Member

CasaBlanca Resorts, LLC, a Nevada limited liability company.

/s/ Robert “Randy” Black, Sr.
By: Robert “Randy” Black, Sr. Its: Managing Member

“EXECUTIVE”

/s/ Jonathan Lowenhar
Jonathan Lowenhar

Exhibit “A”

Annual Incentive Plan

Exhibit “B”

Long Term Incentive Plan

Exhibit “C”

General Release